Draft of March 27, 2003

             SECURITIES AND EXCHANGE COMMISSION

                  Washington, D.C. 20549

                          FORM 8-K


                        CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 16, 2003

            TOOTSIE ROLL INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

       DELAWARE                 1-15863         13-4037641
State or other jurisdiction  (Commission File No.)       (IRS Employer
      Of incorporation)                              Identification Number)

     7401 South Cicero Avenue, Chicago, Illinois             60629
      (Address of principal executive offices)             (Zip Code)

Registrant's telephone number, including area code:  (773) 838-3400.


                           N/A
(Former name or former address, if changed since last report)


ITEM 9.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION.
On April 16, 2003, Tootsie Roll Industries, Inc., a Virginia corporation, issued a press release announcing earnings for the quarter ended March 31, 2003, a copy of which is attached as
Exhibit 99.1 to this report.

ITEM 7. EXHIBITS

Exhibits

   99            Press Release, dated April 16, 2003


                        SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   TOOTSIE ROLL INDUSTRIES, INC.



Date:  April 16, 2003              By:_/s/ G. Howard Ember, Jr._
                                   Name:  G. Howard Ember, Jr.
                                   Title: V.P./Finance


                                                 EXHIBIT INDEX

                                  The following exhibit is filed herewith:

  Exhibit No.

99 Press Release, dated April 16, 2003.





Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax     773/838-3534


Press Release


STOCK TRADED:  NYSE           FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR             Wednesday, April 16, 2003




CHICAGO, ILLINOIS - April 16, 2003 - Tootsie Roll
Industries, Inc. reported first quarter 2003 sales of $75,570,000 compared to $78,991,000 in the corresponding period in the prior year, a decrease of 4%. Melvin J.
Gordon, Chairman, said "Net sales declined due to the timing of Easter seasonal product shipments, reduced shipping days in the quarter, and higher sales in the fourth quarter 2002 as a result of January 2003 price increases. The increase in the carryover of open orders into the second quarter 2003 and the increase in new orders received through mid-April exceeded the sales shortfall in the first quarter 2003."

First quarter 2003 net earnings were $10,909,000 compared
to first quarter 2002 net earnings of $12,772,000.  First
quarter 2003 net earnings per share were $.21 compared to
$.24 per share in the first quarter 2002, a decrease of
$.03 per share or     12-1/2%.  Mr. Gordon said, "First
quarter net earnings were adversely affected by lower sales volumes, higher costs for major ingredients, and a customer bankruptcy."






                 TOOTSIE ROLL INDUSTRIES
            CONSOLIDATED STATEMENTS OF EARNINGS
  FOR THE 13 WEEKS ENDED MARCH 29, 2003 & MARCH 30, 2002





                                  FIRST QUARTER ENDED

                                 2003              2002

Net Sales                    $ 75,570,000     $ 78,991,000

Net Earnings                 $ 10,909,000     $ 12,772,000

*Earnings Per Share               $0.21            $0.24


*Average Shares Outstanding    52,230,000       53,275,000



*Based on average shares outstanding adjusted for 3% stock dividends distributed April 16, 2003 and April 17, 2002.